SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2025

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Capitol Street, Suite 3000, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2025, Ms. Devina A. Rankin gave notice of her decision to resign from her position as Executive Vice President and Chief Financial Officer of Waste Management, Inc. (the “Company”) to dedicate focus to her long-standing passions for education and not-for-profit service. Ms. Rankin’s resignation from her current position will be effective November 1, 2025 (or, if later, the date immediately following the filing of the Company’s Form 10-Q for the quarter ended September 30, 2025) (the “Effective Date”), after which date Ms. Rankin is expected to remain employed as an executive advisor through March 2026 to ensure an effective transition of her responsibilities.

Also on August 21, 2025, the Company announced that its Board of Directors (the “Board”) has elected Mr. David L. Reed to serve as Executive Vice President and Chief Financial Officer as of the Effective Date. Mr. Reed will succeed Ms. Rankin as principal financial officer of the Company.

Mr. Reed, age 47, has served as Vice President and Business Partner for the Company’s West Tier operations since January 2023. Mr. Reed previously served as the Company’s Vice President and Treasurer from July 2017 to December 2022. Mr. Reed does not have any interest in transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Following the Effective Date, Mr. Reed’s annual base salary will be increased to $700,000, and his target annual cash incentive will be increased to 100% of his base salary, with the impact of such increase on the total annual cash incentive payout for 2025 to be applied on a pro-rata basis for the time period and the base salary change following the Effective Date. Additionally, the Management Development and Compensation Committee of the Board approved an award of restricted stock units (“RSUs”) under the Company’s 2023 Stock Incentive Plan with a value of $565,000 that will be granted to Mr. Reed on November 3, 2025. The number of RSUs granted to Mr. Reed on such date will be calculated by dividing such value by the average of the high and low price of the Company’s common stock over the 30 trading days preceding the grant date. Key terms of the RSUs are described below.

RSUs

The “Vesting Dates”	34% on the first anniversary of grant 33% on the second anniversary of grant 33% on the third anniversary of grant Each RSU will be converted into one share of Company common stock upon vesting.

Dividend Equivalents	Dividends will accrue and be paid in cash upon any payout of RSUs.

Termination of Employment:

Death or Disability	All unvested RSUs will vest and be issued and paid following the date of such death or disability.

Retirement Involuntary Termination without Cause

Mr. Reed will not be eligible for Retirement (as defined in the Award agreement), during the term of the Award.

RSUs equal to the total number of unvested RSUs, prorated based on the portion of the entire three-year vesting period that Mr. Reed was employed, will vest and be issued and paid following the normal Vesting Dates.

Resignation; Involuntary Termination for Cause	All unvested RSUs are forfeited.

Involuntary Termination without Cause following a Change in Control	All unvested RSUs will vest and be issued and paid following the normal Vesting Dates.

The above description is qualified in its entirety by reference to the RSU award agreement that is Exhibit 10.1 to this report and incorporated herein by reference.

A copy of the press release announcing Ms. Rankin’s resignation decision and Mr. Reed’s election is Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit Number	Description

10.1	Form of 2025 Long Term Incentive Compensation RSU Award Agreement (incorporated by reference to Exhibit 10.4 to Form 10-Q for the quarter ended March 31, 2025).

99.1	Press Release dated August 21, 2025.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: August 22, 2025	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Executive Vice President and Chief Legal Officer